Exhibit 15.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form 20-F of Alcon Inc. of our report dated November 12, 2018 relating to the financial statements of the Novartis AG Alcon business, which appears in this Registration Statement.  We also consent to the reference to us under the heading “Statements by Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers SA

Geneva, Switzerland
December 27, 2018